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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0104

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act of 1940           ----------------------------
(Print or Type Responses)
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 1. Name and Address of Reporting Person     2. Date of Event            4. Issuer Name and Ticket
                                                Requiring Statement         or Trading Symbol
                                                (Month/Day/Year)

    Godsy      Mark      Andrew                 03/18/02                    CTI Diversified Holdings, Inc.   Symbol:  CDHI
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   (Last)    (First)    (Middle)             3. IRS or Social Security   5. Relationship of Reporting           6. If Amendment,
                                                Number of Reporting         Person to Issuer                       Date of Original
                                                Person (Voluntary)          (Check all applicable)                 (Month/Day/Year)
                                                                                                                -------------------
    7575 Carnarvon Street                                                   [ ] Director  [X] 10% Owner         7. Individual or
--------------------------------------------
                                                                            [ ] Officer   [ ] Other (specify       Joint/Group
          (Street)                                                         (title below)             below)        Filing (check
                                                                                                                   Applicable Line
                                                                            -----------------------------      [X] Form filed by
                                                                                                              -----
                                                                                                                   One Reporting
                                                                                                                   Person
Vancouver            BC     V6N 1K6
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  (City)          (State)     (Zip)                                                                                Form filed by
                                                                                                                   More than One
                                                                                                                   Reporting
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                                                         Table I -- Non-Derivative Securities Beneficially Owned

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 1. Title of Security             2. Amount of Securities           3. Ownership Form:      4. Nature of Indirect Beneficial
    (Instr. 4)                       Beneficially Owned                Direct (D) or           Ownership (Instr. 5)
                                     (Instr. 4)                        Indirect (I)
                                                                       (Instr. 5)
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 Common Stock, par value             2,935,675                          D
     $.001 per share
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
           (*If the form is filed by more than one reporting person, see Instruction 5(b)(v)

Potential Persons who are to respond to the collection of information contained in this form                                 (Over)
are not required to respond unless the form displays a current valid OMB control number.                                   SEC 1473

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FORM 3 (continued)       Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative    2. Date Exercisable        3. Title and Amount of    4. Conversion    5.  Ownership       6. Nature of
   (Instr. 4)                and Expiration Date        Securities Underlying     or Exercise       Form of            Indirect
                             (Month/Day/Year)           Derivative Security       of Price of       Derivative         Beneficial
                                                        (Instr. 4)                Derivative        Security:          Ownership
                                                                                  Security          Direct (D)         (Instr.5)
                                                                                                    or Indirect (I)
                                                                                                    (Instr. 5)

                          ------------------------------------------------

                           Date         Expiration    Title    Amount or
                           Exercisable  Date                   Number of
                                                                Shares
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N/A
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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Mark A. Godsy      March 26, 2002
                                                                                         ------------------------------------------
                                                                                         **Signature of Reporting Person     Date
  See 18 U.S.C. and 15 U.S.C. 78ff(a).
      If space is insufficient, SEE Instruction 6 for procedure.

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                                                                                           SEC 1473
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